Exhibit 10.6

FORM OF
CAPITAL BANCORP, INC.
2017 STOCK AND INCENTIVE COMPENSATION PLAN
STOCK APPRECIATION RIGHT AWARD AGREEMENT

This STOCK APPRECIATION RIGHT AWARD AGREEMENT (this “Agreement”) is made and entered into as of this ___ day of ______________, 2018 (the “Grant Date”), between Capital Bancorp, Inc., a Maryland corporation (“the Company”) and ________ (“Participant”).

WHEREAS the Company desires to grant the Participant certain certain stock appreciation rights pursuant to the Capital Bancorp, Inc. 2017 Stock and Incentive Compensation Plan, as approved by the stockholders on August 3, 2017, effective as of August 29, 2017 (the “Plan”) a copy of which has been furnished to the Participant and the terms of which are incorporated herein by reference. Unless otherwise indicated, whenever capitalized terms are used in this Agreement, they shall have the meanings set forth in the Plan.
WHEREAS the parties enter into this Agreement to evidence the grant of such stock appreciation rights and set forth the terms and conditions governing their exercise.
NOW, THEREFORE, the parties agree as follows:
1.Grant of Stock Appreciation Right. Subject to the terms and conditions provided in this Agreement and the Plan, the Company hereby grants to the Participant a stock appreciation right covering __________ Shares (the “SAR”) as of the Grant Date.
2.Grant Price. The grant price of the Shares covered by the SAR shall be $     per share (the “Grant Price”).
3.Settlement of SAR. Upon exercise of all or a specified portion of the SAR, the Participant (or such other person entitled to exercise the SAR pursuant to this Agreement and the Plan) shall be entitled to receive from the Company a payment in cash, Stock or a combination of both equal to the amount (the “Settlement Amount”) determined by multiplying:
(a) 100 percent of the amount (if any) by which the Fair Market Value of a Share on the date of exercise of the SAR exceeds the Grant Price, by
(b) the number of Shares with respect to which the SAR shall have been exercised.
4.Vesting. Subject to the forfeiture provisions set forth in Article XV of the Plan and described in this Agreement, and subject to any accelerated vesting permitted under Article X of the Plan, the SARs granted under this Agreement vest as follows:

First anniversary of the Grant Date	25%
Second anniversary of the Grant Date	50%
Third anniversary of the Grant Date	75%
Fourth anniversary of the Grant Date	100%
5.Term of SAR. Subject to each and every one of the conditions and limitations set forth in the Plan, as approved by the stockholders, including but not limited to the termination of SARs in the event that the Participant ceases to be an employee of the Company or its wholly-owned subsidiary, Capital Bank N.A., the SARs that have vested may be exercised by the Participant, in whole or in part, at any time period commencing during the period beginning on the Grant Date and terminating on fifth anniversary of the Grant Date (the “Expiration Date”). Any of the SARs that are outstanding and unexercised at the close of business on the Expiration Date shall automatically, and without further action by the Company or the Participant, be canceled or terminated. If the Participant ceases to serve the Company as an employee for any reason the SAR shall expire on the the last day that the Participant is employed by the Company.
6.Non-Transferability of SAR. The SAR may not be transferred in any manner otherwise than by will or by the laws of descent or distribution.
7.Exercise of SAR.
(a)    The SAR shall automatically be deemed exercised with respect to the underlying vested Shares on the applicable Vesting Date as described in Section 4 above. The settlement of the SAR is to be made in cash, Stock, or a combination of both.
(b)    No payment shall be made pursuant to the exercise of this SAR unless such exercise and payment complies with all relevant provisions of law and the requirements of any stock exchange or quotation service upon which the Shares are then listed.
8.Tax Withholding. At such time as the Participant exercises the SAR, the Participant must satisfy the federal, state, local or foreign income and social insurance withholding taxes imposed by reason of the exercise of the SAR. The Participant shall make an election with respect to the method of satisfaction of such tax withholding obligation in accordance with procedures established by the Committee.
9.No Effect on Employment. Nothing in the Plan or this Agreement shall confer upon the Participant the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of the Participant regardless of the effect of such termination of employment on the rights of the Participant under the Plan or this Agreement.
10.Governing Laws. This Agreement shall be construed and enforced in accordance with the laws of the State of Maryland.

11.Successors. This Agreement shall inure to the benefit of, and be binding upon, the Company and the Participant and their heirs, legal representatives, successors and permitted assigns.
12.Severability. In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.
13.Entire Agreement. Subject to the terms and conditions of the Plan, which are incorporated herein by reference, this Agreement expresses the entire understanding and agreement of the parties hereto with respect to such terms, restrictions and limitations.
14.Headings. Section headings used herein are for convenience of reference only and shall not be considered in construing this Agreement.
15.Additional Acknowledgements. By their signatures below, the Participant and the Company agree that the SAR is granted under and governed by the terms and conditions of the Plan and this Agreement. Participant has reviewed in its entirety this Agreement, has had an opportunity to request a copy of the Plan, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Plan and this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee made in accordance with the terms of the Plan and this Agreement upon any questions relating to the Plan and this Agreement.
16.Clawback. By accepting this SAR, the Participant agrees to be bound by the clawback provisions as set forth in Section 15.3 of the Plan, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).

Signature page follows.

IN WITNESS HEREOF, the parties have executed and delivered this Agreement as of the date first above written.

Capital Bancorp, Inc.

By:
Edward Barry, CEO

Attested by:

PARTICIPANT

By:
[INSERT PARTICIPANT NAME]

Address:

Phone Number:
Facsimile:

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